Exhibit 99.1

SURGERY PARTNERS, INC. ANNOUNCES FOURTH QUARTER AND
FULL YEAR 2025 RESULTS; SETS 2026 GUIDANCE; ANNOUNCES
SHARE REPURCHASE PROGRAM

BRENTWOOD, Tenn., March 2, 2026 (GLOBE NEWSWIRE) - Surgery Partners, Inc. (NASDAQ:SGRY) (“Surgery Partners” or the “Company”), a leading short-stay surgical facility owner and operator, today announced results for the fourth quarter and full year ended December 31, 2025.
Fourth Quarter and Full Year 2025 Financial Highlights
(All comparisons are year-over-year unless otherwise noted)
•Revenue increased 2.4% for the fourth quarter and 6.2% for the full year
◦Same-facility revenues increased 3.5% for the fourth quarter and 4.9% for the full year
•Surgical cases decreased 2.1% for the fourth quarter and increased 2.0% for the full year
◦Same-facility cases increased 1.3% for the fourth quarter and 3.4% for the full year
•Net loss attributable to Surgery Partners, Inc. was $15.0 million for the fourth quarter and $77.9 million for the full year
◦Adjusted EBITDA decreased 4.2% to $156.9 million for the fourth quarter
◦Adjusted EBITDA increased 3.5% to $526.2 million for the full year
2026 Guidance
•Initial 2026 guidance (excluding M&A) for Adjusted EBITDA of at least $530 million with revenue in the range of $3.35 billion to $3.45 billion
Eric Evans, Chief Executive Officer, stated, “In 2025, Surgery Partners continued to be guided by an unwavering commitment to high-value and high-quality patient care, with strong performance to start the year giving way to significant and unanticipated headwinds that culminated in fourth quarter results that did not meet our expectations. Despite these challenging headwinds, demand for our services remains strong, and we remain optimistic on the structural tailwinds underpinning long-term ASC market growth. As we progress through 2026, we are proactively strengthening our performance by tightening execution and doubling down on our shift into higher-acuity procedures. We believe the company is well-positioned to capture momentum in the market through multiple initiatives including continued organic growth, strategic M&A and effective portfolio optimization.”
Dave Doherty, Chief Financial Officer, commented, “Our fourth quarter results reflect a degree of margin pressure, which impacted our full-year performance. Looking at 2026, we have taken a measured approach to our guidance as we navigate the near-term operating environment, drive operational improvements across the business, and execute on our core growth pillars to deliver long-term shareholder value. We are confident in our path towards returning to the consistent growth that we know our platform is capable of, supported by strong fundamentals, improving free cash flow, reducing leverage, and executing on our portfolio optimization strategy.”
Fourth Quarter 2025 Results
Revenues for the fourth quarter of 2025 increased 2.4% to $885.0 million compared to $864.4 million for the fourth quarter of 2024. Same-facility revenues for the fourth quarter of 2025 increased 3.5% as compared to the same period in prior year, with a 2.1% increase in revenue per case and a 1.3% increase in same-facility cases. For the fourth quarter of 2025, the Company’s Adjusted EBITDA was $156.9 million, compared to $163.8 million for the same period in 2024.

Full Year 2025 Results
Full year revenues for 2025 increased 6.2% to $3.3 billion compared to $3.1 billion for the 2024 period. Same-facility revenues for the full year 2025 increased 4.9% as compared to the prior year, with a 1.4% increase in revenue per case and a 3.4% increase in same-facility cases. For the full year 2025, the Company’s Adjusted EBITDA was $526.2 million, compared to $508.2 million for the same period last year.
Liquidity
Surgery Partners had cash and cash equivalents of $239.9 million and $692.8 million of borrowing capacity under its revolving credit facility as of December 31, 2025. Cash flows from operating activities were $103.4 million for the fourth quarter of 2025, compared to $111.4 million for the same period in 2024.
Full year 2025 operating cash flows were $274.3 million compared to $300.1 million in the prior year period.
The Company’s ratio of total net debt to EBITDA, as calculated under the Company’s credit agreement, was approximately 4.3x at the end of the fourth quarter of 2025. Leverage calculated using consolidated debt from our balance sheet divided by Adjusted EBITDA, before reducing it for NCI, was 4.9x times.
Share Repurchase Program
On February 26, 2026, the Board of Directors of the Company authorized a new share repurchase program that permits the repurchase of up to $200 million of the Company’s common stock.
Conference Call Information
Surgery Partners will hold a conference call on March 3, 2026 at 8:30 a.m. (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-451-6152, or for international callers, 1-201-389-0879. A replay will be available three hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13758530. The replay will be available until March 16, 2026.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.surgerypartners.com. The replay will also be available on this same website for a limited time following the call.
To learn more about Surgery Partners, please visit the Company's website at www.surgerypartners.com. Surgery Partners uses its website as a channel of distribution for material Company information. Financial and other material information regarding Surgery Partners is routinely posted on the Company's website and is readily accessible.
About Surgery Partners
Headquartered in Brentwood, Tennessee, Surgery Partners is a leading healthcare services company with a differentiated outpatient delivery model focused on providing high quality, cost effective solutions for surgical and related ancillary care in support of both patients and physicians. Founded in 2004, Surgery Partners is one of the largest and fastest growing surgical services businesses in the country, with more than 200 locations in 30 states, including ambulatory surgery centers, surgical hospitals, multi-specialty physician practices and urgent care facilities. For additional information, visit www.surgerypartners.com.
Forward-Looking Statements
This press release contains forward-looking statements, including those regarding growth, our anticipated operating results for future periods and other similar statements. These statements can be identified by the use of words such as "believes," "anticipates," "expects," "intends," "plans," "continues," "estimates," "predicts," "projects," "forecasts," "may," "could," and similar expressions. All forward-looking statements are based on current expectations and beliefs as of the date of this release and are subject to risks, uncertainties and other factors that may cause actual results to differ materially from the expectations discussed in, or implied by, the forward-looking statements. Many of these factors are beyond our ability to control or predict including, without limitation, reductions in payments from government health care programs and private insurance payors, such as health maintenance organizations, preferred provider organizations, and other managed care organizations and employers; our ability to contract with private insurance payors; changes in our payor mix or surgical case mix; failure to maintain or develop relationships with physicians on beneficial or favorable terms, or at all; the impact of payor controls designed to reduce the number of surgical procedures; our efforts to integrate operations of acquired or developed businesses and surgical facilities, attract new physician partners, or acquire additional surgical facilities; supply chain issues, including shortages or quality control issues with surgery-related products, equipment and medical supplies; competition for physicians, nurses, strategic relationships, acquisitions and managed care contracts; our ability to attract and retain qualified health care professionals; our ability to enforce non-compete restrictions against our physicians; our ability to manage material liabilities whether known or unknown incurred as a result of acquiring or operating surgical facilities; the impact of future legislation and other health care regulatory reform actions, and the effect of that legislation and other regulatory actions on our business; our ability to comply with current health care laws and regulations; the outcome of legal and regulatory proceedings that have been or may be brought against us; the impact of cybersecurity attacks or intrusions, changes in the regulatory, economic and other conditions of the states where our surgical facilities are located; our indebtedness; the social and economic impact of a pandemic, epidemic or outbreak of a contagious disease on our business; and the risks and uncertainties identified and discussed from time to time in the Company’s reports filed with the Securities and Exchange Commission (the "SEC"), including in Item 1A under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and other reports filed with the SEC. Except as required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this report, or to reflect the occurrence of unanticipated events or circumstances.
Use of Non-GAAP Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States ("GAAP") provided throughout this press release, Surgery Partners has presented the following non-GAAP financial measures: Adjusted net income (loss) attributable to common stockholders, Adjusted net income (loss) per share attributable to common stockholders, Adjusted EBITDA, and Adjusted EBITDA related to unconsolidated affiliates, which exclude various items detailed in the "Reconciliation of Non-GAAP Financial Measures" below.
These non-GAAP financial measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance that management believes may enhance the evaluation of the Company's ongoing operating results. These non-GAAP financial measures are not presented in accordance with GAAP, and the Company’s computation of these non-GAAP financial measures may vary from similar measures used by other companies. These measures have limitations as an analytical tool and should not be considered in isolation or as a substitute or alternative to revenue, net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance, liquidity or indebtedness derived in accordance with GAAP.

SURGERY PARTNERS, INC.
Selected Consolidated Financial Data
(Dollars in millions, except per share amounts, shares in thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

Revenues	$885.0	$864.4	$3,308.7	$3,114.3
Operating expenses:
Salaries and benefits	254.4	240.7	971.0	907.5
Supplies	239.2	223.0	878.9	812.9
Professional and medical fees	103.1	91.1	404.5	357.1
Lease expense	22.7	22.0	87.9	89.5
Other operating expenses	53.4	54.0	201.4	201.7
Cost of revenues	672.8	630.8	2,543.7	2,368.7
General and administrative expenses	23.7	36.0	118.2	138.7
Depreciation and amortization	59.9	33.9	176.0	152.6
Transaction and integration costs	18.5	34.0	73.9	100.1
Net loss on disposals, consolidations and deconsolidations	11.4	19.1	30.4	40.6
Equity in earnings of unconsolidated affiliates	(6.6)	(7.2)	(22.9)	(19.5)
Litigation settlements	—	—	7.3	(0.8)
Loss on debt extinguishment	—	—	1.3	5.1
Other income, net	(4.9)	(9.3)	(8.7)	(20.0)
	774.8	737.3	2,919.2	2,765.5
Operating income	110.2	127.1	389.5	348.8
Interest expense, net	(67.6)	(52.9)	(272.6)	(201.7)
Income before income taxes	42.6	74.2	116.9	147.1
Income tax expense	(13.6)	(120.8)	(18.0)	(134.6)
Net income (loss)	29.0	(46.6)	98.9	12.5
Less: Net income attributable to non-controlling interests	(44.0)	(61.9)	(176.8)	(180.6)
Net loss attributable to Surgery Partners, Inc.	$(15.0)	$(108.5)	$(77.9)	$(168.1)

Net loss per share attributable to common stockholders
Basic	$(0.12)	$(0.86)	$(0.61)	$(1.33)
Diluted (1)	$(0.12)	$(0.86)	$(0.61)	$(1.33)
Weighted average common shares outstanding
Basic	128,031	126,209	127,209	126,122
Diluted (1)	128,031	126,209	127,209	126,122
(1)The impact of potentially dilutive securities for all periods was not considered because the effect would be anti-dilutive.

SURGERY PARTNERS, INC.
Selected Financial and Operating Data
(Dollars in millions, except per case and per share amounts)
(Unaudited)

	December 31, 2025	December 31, 2024

Balance Sheet Data (at period end):
Cash and cash equivalents	$239.9	$269.5
Total current assets	1,150.7	1,119.4
Total assets	8,119.7	7,890.0

Current maturities of long-term debt	99.3	101.4
Total current liabilities	615.5	624.4
Long-term debt, less current maturities	3,602.9	3,268.9
Total liabilities	4,592.9	4,254.8

Non-controlling interests—redeemable	395.5	438.8

Total Surgery Partners, Inc. stockholders' equity	1,712.9	1,789.7
Non-controlling interests—non-redeemable	1,418.4	1,406.7
Total stockholders' equity	3,131.3	3,196.4

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

Cash Flow Data:
Net cash provided by (used in):
Operating activities	$103.4	$111.4	$274.3	$300.1
Investing activities	(126.1)	(111.7)	(246.6)	(488.5)
Purchases of property and equipment	(12.8)	(22.3)	(78.7)	(90.4)
Payments for acquisitions, net of cash acquired	(109.5)	(87.6)	(162.1)	(378.8)
Purchases of equity investments	0.1	—	(13.3)	(1.7)
Financing activities	59.2	48.0	(57.3)	262.0
Distributions to non-controlling interest holders	(57.2)	(48.1)	(226.0)	(170.5)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

Other Data:
Number of surgical facilities as of the end of period	176	161	176	161
Number of consolidated surgical facilities as of the end of period	121	118	121	118

Cases	170,468	174,185	669,732	656,732
Revenue per case	$5,192	$4,963	$4,940	$4,742
Adjusted EBITDA (1)	$156.9	$163.8	$526.2	$508.2
Adjusted EBITDA margin (2)	17.7%	18.9%	15.9%	16.3%
Adjusted net income per share attributable to common stockholders - Basic (1)	$0.12	$0.44	$0.47	$0.94
Adjusted net income per share attributable to common stockholders - Diluted (1)	$0.12	$0.44	$0.47	$0.93
(1)A reconciliation of these non-GAAP financial measures appears below.
(2)Defined as Adjusted EBITDA as a % of Revenues.

SURGERY PARTNERS, INC.
Supplemental Information
(Dollars in millions, except per case amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

Same-facility Information (1):
Cases	190,856	188,422	705,944	685,473
Case growth	1.3%	N/A	3.0%	N/A
Revenue per case	$5,215	$5,107	$4,972	$4,901
Revenue per case growth	2.1%	N/A	1.4%	N/A
Number of work days in the period	62	62	253	254
Case growth (days adjusted)	1.3%	N/A	3.4%	N/A
Revenue growth (days adjusted)	3.5%	N/A	4.9%	N/A
(1)Same-facility information includes cases and revenues from our consolidated and non-consolidated surgical facilities (excluding facilities acquired in new markets or divested during the current and prior periods).
SURGERY PARTNERS, INC.
Reconciliation of Non-GAAP Financial Measures
(Dollars in millions, except per share amounts, shares in thousands)
(Unaudited)
The following table reconciles Adjusted EBITDA to income before income taxes in the reported consolidated financial information, the most directly comparable GAAP financial measure:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

Income before income taxes	$42.6	$74.2	$116.9	$147.1

Net income attributable to non-controlling interests	(44.0)	(61.9)	(176.8)	(180.6)
Interest expense, net	67.6	52.9	272.6	201.7
Depreciation and amortization	59.9	33.9	176.0	152.6
Equity-based compensation expense	(2.2)	6.2	14.8	33.3
Transaction and integration costs (1)	18.5	34.0	73.9	100.1
De novo start-up costs	1.3	2.8	6.7	7.9
Net loss on disposals, consolidations and deconsolidations	11.4	19.1	30.4	40.6
Litigation settlements and other litigation costs (2)	1.8	1.6	10.4	3.1
Loss on debt extinguishment	—	—	1.3	5.1
Other	—	1.0	—	(2.7)
Adjusted EBITDA (3)	$156.9	$163.8	$526.2	$508.2
(1)For the three months ended December 31, 2025, this amount includes due diligence, transaction and integration costs related to acquisitions (both completed and in the pipeline) and divested facilities (collectively “M&A costs”) of $15.7 million and other costs, including severance, IT implementation, and revenue cycle standardization of $2.8 million. For the three months ended December 31, 2024, this amount includes M&A costs of $22.6 million and other costs, including severance, IT implementation, and revenue cycle standardization of $11.4 million.
For the year ended December 31, 2025, this amount includes M&A costs of $55.2 million and other costs, including severance, IT implementation, and revenue cycle standardization of $18.7 million. For the year ended December 31, 2024, this amount includes M&A costs of $76.4 million and other costs, including severance, IT implementation, and revenue cycle standardization of $23.7 million.
(2)This amount includes other litigation costs of $1.8 million and $1.6 million for the three months ended December 31, 2025 and 2024, respectively.
This amount includes a litigation settlement loss of $7.3 million and a gain of $0.8 million for the year ended December 31, 2025 and 2024, respectively. This amount also includes other litigation costs of $3.1 million and $3.9 million for the year ended December 31, 2025 and 2024, respectively.
(3)We use Adjusted EBITDA as a measure of financial performance. Adjusted EBITDA is a key measure used by management to assess operating performance, make business decisions and allocate resources. Non-controlling interests represent the interests of third parties, such as physicians, and in some cases, healthcare systems that own an interest in surgical facilities that we consolidate for financial reporting purposes. We believe that it is helpful to investors to present Adjusted EBITDA as defined above because it excludes the portion of net income attributable to these third-party interests and clarifies for investors our portion of Adjusted EBITDA generated by our surgical facilities and other operations. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered in isolation or as a substitute for net income, operating income or any other measure calculated in accordance with GAAP. The items excluded from Adjusted EBITDA are significant components in understanding and evaluating our financial performance. We believe such adjustments are appropriate, as the magnitude and frequency of such items can vary significantly and are not related to the assessment of normal operating performance. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.
The following table provides supplemental information for Adjusted EBITDA related to unconsolidated affiliates:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Adjusted EBITDA related to unconsolidated affiliates:
Management fee revenues (1)(2)	$9.0	$7.0	$33.6	$27.0
Equity in earnings of unconsolidated affiliates (2)	6.6	7.2	22.9	19.5
Plus:
Start-up costs related to unconsolidated de novo surgical facilities (3)	0.5	2.2	2.5	5.1
Adjusted EBITDA related to unconsolidated affiliates	$16.1	$16.4	$59.0	$51.6
(1)Includes management and administrative service fees derived from the non-consolidated facilities that the Company accounts for under the equity method and management of surgical facilities in which it does not own an interest. Management fee revenues are included in Revenues on the Consolidated Statements of Operations.
(2)Included as a component of income before income taxes in the Adjusted EBITDA reconciliation table above.
(3)Included as a component of de novo start-up costs in the Adjusted EBITDA reconciliation table above.
From time to time, the Company incurs certain non-recurring gains or losses that are normally non-operational in nature and management does not consider relevant in assessing its ongoing operating performance. When significant, Surgery Partners’ management and the Company's Board of Directors typically exclude these gains or losses when evaluating the Company’s operating performance and in certain instances when evaluating performance for incentive compensation purposes. Additionally, management believes that certain investors and equity analysts exclude these or similar items when evaluating the Company’s current or future operating performance and in making informed investment decisions regarding the Company. Accordingly, the Company provides adjusted net income attributable to common stockholders and adjusted net income per share attributable to common stockholders as supplements to the comparable GAAP financial measures. Adjusted net income attributable to common stockholders and adjusted net income per share attributable to common stockholders should not be considered measures of financial performance under GAAP, and the items excluded from such measures are significant components in understanding and assessing financial performance. These measures should not be considered in isolation or as an alternative to the comparable GAAP measures as presented in the consolidated financial statements.

The following table reconciles net income (loss) as reflected in the consolidated statements of operations to adjusted net income attributable to common stockholders used to calculate adjusted net income per share attributable to common stockholders:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Consolidated Statements of Operations Data:
Net income (loss)	$29.0	$(46.6)	$98.9	$12.5
Plus (minus):
Net income attributable to non-controlling interests	(44.0)	(61.9)	(176.8)	(180.6)
Equity-based compensation expense	(2.2)	6.2	14.8	33.3
Transaction and integration costs	18.5	34.0	73.9	100.1
De novo start-up costs	1.3	2.8	6.7	7.9
Net loss on disposals, consolidations and deconsolidations	11.4	19.1	30.4	40.6
Litigation settlements and other litigation costs	1.8	1.6	10.4	3.1
Loss on debt extinguishment	—	—	1.3	5.1
Change in valuation allowance on deferred tax assets (1)	—	99.5	—	99.5
Other	—	1.0	—	(2.7)
Adjusted net income attributable to common stockholders	$15.8	$55.7	$59.6	$118.8

Adjusted net income per share attributable to common stockholders
Basic	$0.12	$0.44	$0.47	$0.94
Diluted	$0.12	$0.44	$0.47	$0.93
Weighted average common shares outstanding
Basic	128,031	126,209	127,209	126,122
Diluted	128,738	127,609	128,128	127,627
(1)This amount includes the impact of changes in the valuation allowance on deferred tax assets as of December 31, 2024, related to technical accounting requirements. The Company made income tax payments of $1.2 million and $1.6 million for the years ended December 31, 2025 and 2024, respectively. The tax payments related to states in which the Company does not have a NOL to offset taxable income. During the years ended December 31, 2025 and 2024, the Company made no federal income tax payments due to the utilization of its NOL carryforwards.
Contact
Surgery Partners Investor Relations
(615) 234-8940
IR@surgerypartners.com